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                                                                      EXHIBIT 11

                                   NVR, Inc.
                       Computation of Earnings Per share
               (amounts in thousands, except per Share amounts)

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
                                                Year Ended          Year Ended           Year Ended
                                             December 31, 1999   December 31, 1998    December 31, 1997
                                             -----------------   -----------------    -----------------
1.   Net income                                $108,881               $56,706            $28,879
                                               ========               =======            =======

2.   Average number of Shares
        outstanding                              10,190                11,131             11,839

3.   Shares issuable upon exercise of
     dilutive options, warrants and
     subscriptions outstanding during
     period, based on average market price        1,898                 2,169              1,406
                                               --------               -------            -------

4.   Average number of Shares and
     Share equivalents outstanding (2 + 3)       12,088                13,300             13,245
                                               ========               =======            =======

5.   Basic earnings per share (1/2)            $  10.69               $  5.10            $  2.44
                                               ========               =======            =======

6.   Diluted earnings per share (1/4)          $   9.01               $  4.26            $  2.18
                                               ========               =======            =======
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